Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hudson Pacific Properties, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, purchase contracts, rights, units, and guarantees and of Hudson Pacific Properties, L.P. for the registration of debt securities, and to the incorporation by reference therein of our reports dated February 16, 2024, with respect to the consolidated financial statements of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P., and the effectiveness of internal control over financial reporting of Hudson Pacific Properties, Inc., included in its Annual Report (Form 10-K) of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Los Angeles, California

February 25, 2025